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EXHIBIT 99.1

PRESS RELEASE

Contact: Marc Simon
847-600-3500

HALO INDUSTRIES COMPLETES THE SALE OF ITS TROY, MI AND
CANADIAN OPERATIONS

        Chicago, January 25, 2002—HALO Industries, Inc., a promotional products industry leader, today announced that it has completed the previously announced and Bankruptcy Court approved sale of its Troy, MI-based business and the stock of HALO Canada, Inc., its wholly owned subsidiary, to The Beanstalk Group. Terms of the transactions were not disclosed.

        "The sale of these businesses is significant to our transformation strategy and will help us reemerge from Chapter 11 a stronger business by virtually eliminating our remaining bank debt," said Marc S. Simon, HALO's president and chief executive officer.

        HALO's Troy, MI business includes satellite offices in Orlando, FL and Norfolk, VA. HALO Canada has offices in Toronto, Vancouver and Calgary. HALO acquired both the Troy, MI business and HALO Canada through the acquisition of Creative Concepts in Advertising in January 1997.

About The Beanstalk Group

        The Beanstalk Group, with nearly 100 professionals around the globe, is the world's leading licensing management agency and consultancy. With offices in New York, Detroit, Los Angeles and London, Beanstalk offers clients the opportunity to execute strategic licensing programs with global reach. Current Beanstalk clients include AT&T, The Coca-Cola Company, Harley-Davidson, Ford Motor Company, The Stanley Works, Mary-Kate and Ashley, McDonald's, and Master Lock. For more information, please visit www.beanstalk.com.

About HALO

        HALO Industries, Inc. (OTC: HMLOQ), based in Deerfield, IL with offices worldwide, is a promotional products leader and brand marketing organization. For more information, please visit www.halo.com.

Safe Harbor

        Certain statements in this press release regarding HALO's long-term success, including divestitures to strengthen its financial health, are forward-looking statements that involve substantial risks and uncertainties. Actual results may differ materially from those implied by such forward-looking statements as a result of various factors. Readers are encouraged to review HALO's Annual Report on Form 10-K and quarterly report on Form 10-Q for other important factors that may cause actual results to differ materially from those implied in these forward-looking statements.

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EXHIBIT 99.1